Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

•	Registration Statement (Form S-3 No. 333-251078) of Cherry Hill Mortgage Investment Corporation and
•	Registration Statement (Form S-8 No. 333-191600) pertaining to the 2013 Equity Incentive Plan of Cherry Hill Mortgage Investment Corporation;

of our reports dated March 7, 2023, with respect to the consolidated financial statements of Cherry Hill Mortgage Investment Corporation and the effectiveness of internal control over financial reporting of Cherry Hill Mortgage Investment Corporation included in this Annual Report (Form 10-K) of Cherry Hill Mortgage Investment Corporation for the year ended December 31, 2022.

/s/ Ernst & Young LLP

New York, New York

March 7, 2023